FOR IMMEDIATE RELEASE	Exhibit 99.1
A. SCHULMAN ANNOUNCES INITIATIVES TO IMPROVE NORTH AMERICAN OPERATIONS AND PROFITABILITY
AKRON, Ohio — February 16, 2007 — A. Schulman Inc. (the “Company”) (Nasdaq: SHLM) announced today that it is implementing a number of initiatives that will improve the Company’s operations and profitability in North America. The Company has been developing these initiatives in cooperation with its Board of Directors and with the assistance of an outside consulting firm. The objectives of the Company in pursuing these initiatives include returning North American operations to pre-tax profitability, reducing working capital, lowering selling, general and administrative expenses, improving gross margins, and reducing the Company’s effective income tax rates going forward.
A. Schulman is eliminating between 40 and 50 positions in its North American operations and implementing a number of cost reductions and improved business processes that are expected to deliver annual savings of $14 million to $15 million, half of which the Company expects to realize during the second half of fiscal 2007. The Company anticipates incurring additional related cash costs during the 2007 second fiscal quarter of approximately $1.0 million to implement these initiatives. The cost savings are in addition to the $4 million in annual savings expected from the cost-reduction initiatives announced by the Company in November 2006 which included the reduction of excess manufacturing capacity and the elimination of approximately 65 positions at the Company’s Orange, Texas and Bellevue, Ohio facilities. Those initiatives are expected to result in $0.6 million in total employee costs and $1.1 million of accelerated depreciation.
Furthermore, A. Schulman has implemented a number of measures to improve its working capital position and continues to assess further opportunities for improvement. Among other things, the Company has reduced North American inventory days from approximately 90 at the end of fiscal 2006 to 70 during the current quarter.
“In addition to these cost-savings measures,” said Terry L. Haines, chairman, president and chief executive officer, “A. Schulman is evaluating its operating structure in North America in an effort to further reduce costs of goods sold and improve gross margins. We are also examining other cost reduction initiatives as well as strategic measures in our ongoing efforts to improve the Company’s market position and achieve meaningful levels of profitability for our North American operations in fiscal 2008.”
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About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2006, were approximately $1.6 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;
•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;
•	Changes in customer demand and requirements;
•	Escalation in the cost of providing employee health care;
•	The outcome of any legal claims known or unknown; and
•	The performance of the North American auto market.
Additional risk factors that could effect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
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Media Contact
A. Schulman, Inc.
Paul DeSantis
Chief Financial Officer
(330) 668-4320
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751